[McDERMOTT, WILL & EMERY LETTERHEAD]

Exhibit 5.1

April 16, 2004

Hewitt Associates, Inc.

100 Half Day Road

Lincolnshire, Illinois 60069

Re:	Hewitt Associates, Inc. Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on April 16, 2004

Ladies and Gentlemen:

We have acted as counsel to Hewitt Associates, Inc. (the “Company”) in connection with the above-referenced registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to an aggregate of 21,300,000 shares of its Class A Common Stock, par value $0.01 per share (the “Shares”), all of which Shares may be sold by the selling stockholders identified therein from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Shares consist of shares of Class A Common Stock which are issuable upon conversion of the shares of class B common stock, par value $0.01 per share (the “Class B Common Stock”), and class C common stock, par value $0.01 per share (the “Class C Common Stock”), held by the selling stockholders and more particularly described in the Registration Statement.

In arriving at our opinion expressed below, we have examined the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us and the legal capacity of natural persons.

This opinion is limited to the General Corporation Law of the State of Delaware.

Hewitt Associates, Inc.

April 16, 2004

We have also assumed that (i) the Registration Statement has been declared effective and no stop order suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus or any Prospectus Supplement is in effect, (ii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable Prospectus Supplement, and (iii) any applicable Prospectus Supplement will have been filed with the Securities and Exchange Commission describing the Shares offered thereby.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued upon conversion of the shares of Class B Common Stock and Class C Common Stock held by the selling stockholders in accordance with the Amended and Restated Certificate of Incorporation of the Company as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott, Will & Emery